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INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 12th day of April 2022 (the “Effective Date), by and between LightPath Technologies, Inc. (hereinafter referred to as the “Company” or “LPTH”) and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise, and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1 MZHCI agrees that commencing on the Effective Date, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company as it relates to services customarily rendered by investor relations consultants within the capital investor and public relations industry more fully described herein.

1.2 MZHCI shall render services to the Company as an independent contractor, and not as an employee.   All services rendered by MZHCI on behalf of the Company shall be performed to the best of MZHCI’s ability, in compliance with all laws and in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating LPTH’s investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company’s participation in investment conferences focused on small-cap companies; achieving a fair market value for the Company’s stock; and significantly increasing the Company’s exposure in the financial market.

1.3 MZHCI agrees: (i) not to disseminate any press release until it has been approved for dissemination by the Company and (ii) to ensure that the Company has filed or has arranged to file the required disclosure on Form 8-K with the Securities and Exchange Commission prior to the dissemination of any and all press releases.

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I. Scope of Services, Programs and Deliverables

MZHCI will develop, implement, and maintain an ongoing stock market support system for LPTH with the general objective of expanding awareness in LPTH among stockbrokers, analysts, small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications. All services to be provided by MZHCI shall comply with all applicable laws and shall be performed at the request and direction of the Company.

1.  INVESTOR RELATONS

A.	Complete IR Audit (including full review of the investor and shareholder database, IR website and all public documentation)
B.	Understand the financials and all operating metrics of LPTH in detail, facilitating interactions with new and current investors.
C.	Senior Account Manager and single point of contact for all investors and streamlining of all communication and IR functionality.
D.	Develop and Update FAQ
E.	Create 2-Page Corporate Profile
F.	PowerPoint Presentation Updates
G.	Review and provide suggestions for IR website
H.	Quarterly Conference Call Script and Preparation
I.	Press Release Input and Dissemination
J.	Facilitate incoming and outgoing investor/shareholder calls. Screen all parties before allowing communication with management.
K.	Shareholder Database Management
L.	Roadshow Management Coaching
M.	Roadshows with Detailed Follow-Up
N.	Targeted Sell-Side Research and Financial Media Introductions
O.	Investor Conference Invites

2.  INVESTMENT AWARENESS AND OUTREACH

A. Consultant will make introductions to investors worldwide utilizing a proprietary, robust database:

i.	Equity Brokers
ii.	Analysts (both generalists and industry specialists)
iii.	Portfolio Managers/Institutions
iv.	High Net Worth Investors & Family Offices
v.	Market Makers
vi.	Financial Publication

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3. FINANCIAL MEDIA RELATIONS

Targeted media relations offer an important segment to the corporate story. MZHCI will target media opportunities that highlight LPTH’s strategy, growth objectives, board of directors, developments and milestones related to its business. Services include:

A.	Targeted media programs
B.	Strategic counsel
C.	Release drafts and media targets
D.	Q&A to support significant corporate developments
E.	Feedback after interviews

Trade Magazines & Journals - Investors, business partners, customers, and business reporters utilize the industry press as a valued source of information. MZHCI will raise awareness for LPTH’s business and technologies, and news events related to growth performance, partnership deals, and significant product advances in qualified trade magazines and journals.

Business & Financial Media – MZHCI will identify the optimal news, corporate, and industry trends that will provide angles in the business/financial media and then actively pursue those opportunities with the appropriate reporter(s).

4. PUBLIC MARKET INSIGHT

MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The Team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate, and crisis communications gained through representing over 200 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market.

ONGOING – These services will be provided ongoing with a summary included in each semi-annual update

A.

Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer-term investor.

B.

Continually update the database to ensure that all press releases are e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

C.	Provide consulting services to LPTH management on the public markets.
D.	Provide progress reports to senior management and evaluate achievements with a quarterly summary of activities and a detailed report every six months.

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As LPTH grows, MZHCI will recommend changes to the agenda that complement its growth.  As the Company continues to execute its strategic plan by winning new customers and expanding its base of business, MZHCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

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Assuming that management’s efforts are leading ultimately to success and great profitability, the end results of this financial communication and awareness campaign should be:

A.

An increase in the number of financial professionals (including brokers, institutions, and analysts) and individual investors well educated and knowledgeable about LPTH: including senior management, the company’s products, and its current financial condition & growth opportunities.

B.	An increase in the number of articles printed in both trade and financial publications.
C.	An increase in the liquidity of the common stock.
D.	An increase in LPTH market capitalization coupled with a broader, more diverse shareholder base.
E.	Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

II.  Agenda

Timeline

FIRST 30 DAYS

A.	Spend adequate time with management to understand the business/growth plan, financial forecasts, capital expenditure, and cash flow projections.
B.

Create a two-page Corporate Profile, which clearly articulates LPTH’s current business and financial position, as well as its strategy for future growth. This is an important marketing piece for investors to quickly learn about the Company.

C.

Review and update PowerPoint presentation. MZHCI will utilize proprietary research, feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery. UPDATED AT LEAST ONE TIME PER QUARTER.

D.

Assist and provide input for all corporate press releases including both creation and ongoing revisions. We will assist by providing additional fact finding and other market research which will help the context and delivery of the message.

E.

Counsel senior management on all aspects of the capital markets and most importantly how LPTH is impacted directly and indirectly by different economic variables. The goal is to enable management to optimize key opportunities and to avoid pitfalls, both of which have long-term positive implications.

F.

Host Virtual Road Show for management with goal of having at least 100-150 new investment professionals joining. Alternate schedules between these events and traditional Road Shows to continue growing a pipeline of new and interested investors.

G.	Develop initial target list while seeding and confirming meetings for upcoming Road Shows. Practice and refine presentation with management team.
	i.	Target brokers, fund managers, Buy and Sell Side Analysts, and high net worth investors which follow companies with a similar profile to LPTH.
H.

Provide a detailed description of each contact prior to each meeting. During the meetings and/or conference calls a member of MZHCI will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including MZHCI’s suggestions for improvements on both the context and delivery of the Company’s story.

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DAYS 30-60

A.

Target brokerage firms who hold conferences which would be applicable for LPTH. Establish a goal of having management present in at least 3 new conferences. These would be non-paid for and have high institutional attendance, in addition to high net worth investors. Additionally, MZHCI will seek opportunities to present to brokers directly at firms for both teach-ins and small events.

B.	Formalize a Press Release calendar (queue) for coming three months. Create and release accordingly to the market and simultaneously to current and prospective investors inboxes.
C.	Include LPTH where applicable in interviews with all financial online sites. Review and create media target list. Begin to make introductions and follow-up.
D.	Include LPTH in all presentations where MZHCI representatives will speak on LPTH’s industry topics.
E.	Continue outreach and road shows.

DAYS 60-90

A.	Formalize and continually update the database to ensure that all press releases are e-mailed to all interested professionals.
B.

Target newsletter editors and publishers for favorable recommendations. Focus on Business Publications for appropriate stories on LPTH roll-out, unique model, and key competitive advantages to investors and industry players. Follow-up accordingly with all interested parties with a goal of receiving a new piece of media coverage at least 1x per quarter.

C.	Schedule and book out Road Shows.

III.  Term

This Agreement becomes effective on the Effective Date and shall remain effective for a period of twelve (12) months. At the six (6) month anniversary of the Effective Date, either party may terminate this Agreement with thirty (30) days’ prior written notice to the other.  If not terminated at the six (6) month anniversary of the Effective Date, this Agreement shall continue for the remainder of the twelve (12) month term and shall automatically renew every twelve (12) months thereafter unless either party delivers thirty (30) days’ written notice of termination prior to the end of the then-current term to the other party.

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IV.  Compensation

Cash	$5,400 USD per month payable on the 1st day of each month.

Equities

The Company will issue a non-qualified stock option to purchase 125,000 shares of LightPath Technologies, Inc. Class A common stock within ten (10) days of the signing of this Agreement. The stock options will have a cashless exercise provision and an exercise price equal one hundred fifteen percent (115%) of the closing price of the Class A common stock on the trading day prior to the Execution Date.  The stock options will expire five (5) years from the issuance date. The shares of Class A common stock underlying the stock options shall vest one-twelfth (1/12th) on a monthly basis, with the first one-twelfth (1/12th) vesting on the issuance date.

At each fiscal quarter end (i.e., March 31st, June 30th, September 30th, December 31st), the Company will issue LightPath Technologies, Inc. restricted stock units (“RSUs”), with a fair market value equal to $10,800 USD, to MZHCI. The RSUs will be issued to MZHCI within ten (10) days of the fiscal quarter end and will vest immediately. The fair market value of the RSUs will be based on the closing price of the Class A common stock on the last trading day of the Company’s fiscal quarter end.

The shares of Class A common stock underlying the RSUs and stock options will bear a restrictive legend when issued.  MZHCI agrees that it will not sell, assign, pledge, give, transfer, or otherwise dispose of the shares of Class A common stock, or make any offer or attempt to do any of the foregoing, except pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws.

All RSUs and options shall be deemed earned and non-forfeitable upon vesting, as described herein. Accordingly, the Company specifically agrees that the options and RSUs earned as described herein will be issued pursuant to the terms hereof (without delay). Upon exercise of the options issued hereunder in accordance with the terms thereof, and payment of the exercise price therefor, including by cashless exercise as permitted therein, the shares issued upon such exercise shall be fully paid and non-forfeitable.

The Company shall disclose its entry into this Agreement in the Company’s 10-Q for the quarter ended March 31, 2022.

Expense Reimbursement

Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include creation, printing and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up).  Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company, only with Company authorization prior to incurring any expenses.

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V.  Insider Information

MZHCI acknowledges that pursuant to this Agreement, it may receive confidential insider information about the Company and/or its subsidiaries.  MZHCI agrees not to disclose such information to anyone, including, but not limited to, MZHCI’s family, friends, business associates, or affiliates, until such information has been approved for release by the Company and is released to the general public.  MZHCI shall not use such confidential insider information to arrange for or solicit to buy or sell shares of the Company either directly or indirectly through any person, until such information has been approved for release by the Company and is released to the general public.  MZHCI agrees to adopt, implement and enforce appropriate policies to ensure compliance with insider trading laws and this provision by its owners, officers, directors, employees, and agents.  MZHCI agrees to indemnify and hold the Company harmless from any damages, costs, expenses, fines, penalties, or liabilities incurred or suffered by the Company as a result of any breach of this provision or any violation of insider trading laws by MZHCI or any of its owners, officers, directors, employees, or agents.

VI.  Prior Restriction

MZHCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

VII.  Assignment

This Agreement is personal to MZHCI and may not be assigned in any way by MZHCI without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, and permitted assigns of MZHCI and upon the successors and assigns of the Company.

VIII.  Confidentiality

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to MZHCI or which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of LPTH. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and that is not known or generally available to the public. It is understood and agreed that MZHCI’s obligations pursuant to this section survive termination of this Agreement.

MZHCI shall return to the Company all information and property of the Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, stockholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for the Company during the term of this Agreement.

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IX.  Default

1.

In the event MZHCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZHCI to comply with, or restrain MZHCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare MZHCI in default hereunder and to terminate this Agreement and any further payments hereunder.

2.

Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend MZHCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).

3.

MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of rendering services under this Agreement or otherwise.

X.  Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law,  invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI.  Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at LightPath Technologies, Inc., 2603 Challenger Tech Ct. Suite 100, Orlando, Florida 32826;  and in the case of MZHCI, be mailed to MZHCI, LLC, 5055 Avenida Encinas, Suite 130, Carlsbad, CA 92008.

XII.  Miscellaneous

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

3.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, USA, without regard to the principles of conflicts of law thereof. With respect to any suit, action, or proceeding relating to this Agreement, the parties irrevocably submit to the jurisdiction of the federal or state courts located in Orange County, Florida, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such proceedings.

4.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by email delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

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In Witness Whereof, the parties have executed this Investor Relations Consulting Agreement as of the day and year first above written.

AGREED:

MZHCI, LLC		LightPath Technologies, Inc.

By:	/s/ Ted Haberfield	By:	/s/ Sam Rubin
Ted Haberfield,
	Chairman & President		President & CEO

Date:	4/12/2022	Date:	4/12/2022

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